Exhibit 99.1

FOR IMMEDIATE RELEASE
April 24, 2026

Contact:
Media Team

+1-630-227-5100

Editor@aarcorp.com

AAR completes acquisition of Aircraft Reconfig Technologies

The acquisition immediately expands AAR’s engineering and certification capabilities

Wood Dale, Illinois — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, today announced the completion of its acquisition of Aircraft Reconfig Technologies (ART) from ZIM Aircraft Cabin Solutions. ART is an engineering company specializing in passenger aircraft reconfiguration for global airlines.

On December 17, 2025, AAR announced it had entered into a definitive agreement to acquire ART for $35 million in an all-cash transaction, subject to customary adjustments.

“This acquisition adds FAA Organization Designation Authorization (ODA) to AAR’s Engineering Services capabilities, which will enable AAR to issue supplemental type certificates (STCs) and Parts Manufacturer Approval (PMA) without reliance on third parties,” said Tom Hoferer, AAR’s Senior Vice President of Repair & Engineering. “Having an ODA enhances our aircraft cabin interior design, manufacturing, and certification offerings, and we are excited to welcome ART to the AAR team.”

About AAR
AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com.

This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s expectations about future conditions, including anticipated activities and benefits related to the acquisition. Forward-looking statements may also be identified because they contain words such as ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘likely,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘seek,’’ ‘‘should,’’ ‘‘target,’’ ‘‘will,’’ ‘‘would,’’ or similar expressions and the negatives of those terms. These forward-looking statements are based on beliefs of management, as well as assumptions and estimates based on information currently available to management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. For a discussion of these and other risks and uncertainties, refer to “Risk Factors” in AAR CORP.’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond management’s control. Management assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.